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                                                                    EXHIBIT 3(F)

                           CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.


         UNIVERSAL AUTOMOTIVE INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

         1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on January 28, 1994.

         2. The Certificate of Incorporation of the Corporation is hereby amended by striking Article Fourth(a) thereof and by substituting in lieu of said Article the following new Article Fourth(a):

         "Fourth: Capital Stock.

                  (a) Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 32,000,000, which 32,000,000 shall be comprised of 2,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock") and 30,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock")."

         In accordance with Sections 242 and 228 of the Delaware General Corporation Law, the above statement of amendment has been duly approved by the board of directors and stockholders of the Corporation.

         IN WITNESS WHEREOF, UNIVERSAL AUTOMOTIVE INDUSTRIES, INC. has caused this Certificate to be signed by Arvin Scott, its President, who does make this Certificate and declare and certify under penalty of perjury that this is the act and deed of the Corporation and that the facts stated therein are true, and accordingly has caused this Certificate to be executed this 27th day of August, 2001.


                                             By: /s/ Arvin Scott
                                                 -------------------------------
                                                 Arvin Scott, President